Exhibit 99.1

NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
           800-874-6251 or 801-568-7000

Dynatronics Announces Second Quarter Financial Results

Salt Lake City, Utah (February 13, 2015) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal second quarter and six months ended December 31, 2014.

Net sales in the quarter increased 2.2 percent to $7,303,189, compared to $7,146,787 in the same period of the prior year. Net sales in the six-month period increased 2.2 percent to $14,519,513, compared to $14,202,215 in the similar period ended December 31, 2013.

“Sales under the Amerinet contract that went into effect on July 1, 2014, accounted for the majority of the increase in total sales for the six months ended December 31, 2014,” reported Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “The 2.2 percent increase in sales for the six months ended December 31, 2014, is a significant increase over the seven percent annualized decline in sales experienced for the same period during the prior two years.”

“Sales to Amerinet clients continue to grow at a double-digit rate,” added Larry K. Beardall, executive vice president of sales and marketing. “Amerinet is one of the five largest group purchasing organizations, or GPOs, in the United States.”

Net loss for the quarter was $133,543 ($.05 per common share), compared to net income of $44,095 ($.02 per common share) for the quarter ended December 31, 2013. Net loss for the six-month period was $92,619 ($.04 per common share), compared to a net loss of $63,689 ($.03 per common share) for the six months ended December 31, 2013.

 “Over the past several months, we were pursuing the acquisition of a new technology embedded in a target company,” Cullimore explained. “Unfortunately, upon completion of our due diligence, we decided to terminate the negotiations in February 2015.” Costs related to the terminated acquisition included legal fees and other acquisition development costs of $219,873 for the six months ended December 31, 2014.  Of that amount, $143,299 was incurred in the quarter ended December 31, 2014.   Adjusting for these one-time expenses, our pre-tax loss in the current quarter would have been reduced to $82,827 and we would have reported a pre-tax profit of $50,234 for the six month period ended December 31, 2014.

 “We are encouraged by the improving market conditions as well as the progress in GPO sales growth,” continued Cullimore. “The lower gross profit margins were concerning in the current quarter and will be monitored to see if they rebound in future quarters.  We believe promoting sales of our higher margin manufactured products as well as introducing new manufactured products will help improve gross profit margins in future quarters.

“Management’s focus will be on sustaining the increase in sales, maintaining cost structures and improving gross profit margins in order to return to profitability in the coming quarters,” he added.

Dynatronics has scheduled a conference call for investors on Friday, February 13, 2014, at 12:00 noon ET. Those wishing to participate should call: (877) 471-2694 and use Conference ID: 86885961

The following is a summary of the financial results as of December 31, 2014 and 2013, and for the quarter and six-month periods then ended:

Summary Selected Financial Data

Statement of Operations Highlights

	Three Months Ended		Six Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net sales	$7,303,189	$7,146,787	$14,519,513	$14,202,215
Cost of sales	4,839,578	4,469,256	9,488,330	8,943,615
Gross profit	2,463,611	2,677,531	5,031,183	5,258,600

Selling, general, and admin. expenses	2,236,421	2,315,463	4,411,476	4,694,833
Research and development expenses	234,674	238,711	451,500	553,534
Non-recurring acquisition costs	143,299	-	219,873	-
Other expense, net	75,343	49,773	117,973	105,158
Income (loss) before income taxes	(226,126)	73,584	(169,639)	(94,925)
Income tax provision (benefit)	(92,583)	29,489	(77,020)	(31,236)
Net income (loss)	$(133,543)	$44,095	$(92,619)	$(63,689)
Basic and diluted net income (loss)
per common share	$(0.05)	$0.02	$(0.04)	$(0.03)

Balance Sheet Highlights

	December 31, 2014	June 30, 2014

Cash and cash equivalents	$199,593	$332,800
Trade accounts receivable	2,957,485	3,165,396
Inventories, net	5,980,659	6,157,848
Total current assets	10,241,555	10,378,927

Line of credit	1,522,691	3,521,209
Accounts payable	2,031,767	2,433,534
Accrued expenses	348,764	342,716
Accrued payroll and benefits expense	309,178	243,394
Total current liabilities	5,382,664	7,031,332

About Dynatronics Corporation:

           Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

Safe Harbor Notification

           This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.